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EXHIBIT 99.4

MICROISLET AND PROGENITOR CELL THERAPY ENTER INTO AGREEMENT FOR THE MANUFACTURING OF MICROISLET-P, AN ENCAPSULATED ISLET CELL PRODUCT FOR THE TREATMENT OF TYPE 1 DIABETES

Monday September 17, 10:05 am ET

SAN DIEGO and HACKENSACK, N.J., Sept. 17, 2007 (PRIME NEWSWIRE) -- MicroIslet, Inc. (OTC BB:MIIS.OB - NEWS), a development-stage biotechnology company with patented and proprietary technologies focused on transplantation therapy for people with insulin-dependent diabetes, and Progenitor Cell Therapy, LLC (PCT), a leading cell therapy services company, announced today that they have signed an agreement for the manufacturing of MicroIslet's premier product, MicroIslet-P(tm).

MicroIslet-P(tm) consists of microencapsulated porcine islets for implantation into the abdominal cavity using a minimally invasive procedure. Microencapsulation involves surrounding islet cells with formulations of a highly biocompatible, ultra-pure biopolymer, called alginate, or other similar biocompatible polymers. The alginate coating allows insulin, glucose, oxygen and other nutrients to diffuse freely, while blocking antibodies and reducing the patient's immune response to the implanted islet cells. It is hoped that MicroIslet-P(tm) will provide physiologic and self-regulating blood glucose control, thus reducing the need for insulin injections or infusions and constant blood glucose monitoring. The long-term complications associated with type 1 diabetes, such as peripheral neuropathies, heart and kidney disease, and skin disorders, may be mitigated by the tighter blood glucose control that would result from such a product.

MicroIslet-P(tm) will be manufactured at PCT's California facility under strict cGMP (current Good Manufacturing Practices) and will be used in MicroIslet's ongoing preclinical studies and planned clinical programs.

"MicroIslet has refocused its efforts to accelerate the clinical testing of the Company's xenograft MicroIslet-P(tm) product. This plan required us to secure a cGMP manufacturing partner to produce MicroIslet-P(tm) for human trials. This arrangement with PCT is a major step forward toward execution of our plan. PCT has state-of-the-art facilities and some of the most qualified cell therapy specialists I have encountered in my 25-year career in biological manufacturing. We are quite pleased to be working with PCT," said Mike Andrews, MicroIslet's chief executive officer.

"Progenitor Cell Therapy's management team has over 100 years combined experience in cell therapy, built 5 cGMP facilities, and participated in over 50 regulatory filings in the US and Europe. The company has, to date, served over 100 clients, manufactured over 17,000 cell therapy products, approximately 5,000 of which have already been used for patient treatment, and performed over 30,000 cell therapy procedures involving over 20 different types of cell-based products. We are pleased to be leveraging this experience for MicroIslet," said Dr. Robert A. Preti, president and chief scientific officer of PCT.

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About Progenitor Cell Therapy, LLC:
Progenitor Cell Therapy, LLC (PCT) is a client-based company providing turnkey cell therapy services solutions for the research, development, manufacture and commercialization of cell-based therapies. With its network of cell therapy manufacturing facilities and team of professionals, PCT provides current Good Manufacturing Practices (cGMP)-compliant services for pre-clinical and clinical development, manufacture, and commercialization of cellular therapies for clients throughout the world. For more information, please visit http://www.progenitorcelltherapy.com.

About MicroIslet:
MicroIslet is a biotechnology company engaged in the research, development, and commercialization of proprietary and patented technologies in the field of transplantation therapy for people with conditions requiring cell-based replacement treatments, with a focus on type 1, or insulin-dependent, diabetes. MicroIslet's patented islet transplantation technology, exclusively licensed from Duke University, along with its own proprietary developments, constitute methods for isolating, culturing, cryopreservation, and immuno-protection (microencapsulation) of islet cells. MicroIslet intends to continue its research and development efforts, and ultimately, to introduce products to the market.

Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including MicroIslet's immediate need to raise substantial additional funds in order to fund its new strategy and continue as a going concern, the risks and uncertainties inherent in medical treatment discovery, development, and commercialization, the risks and uncertainties associated with MicroIslet's early stage xenotransplantation technologies, the risks and uncertainties of governmental approvals and regulation, including foreign government approvals for clinical trials outside the United States, dependence on a sole source supplier of animal parts and a sole source manufacturer of encapsulated islets for pre-clinical and clinical studies, the risks that MicroIslet's competitors will develop or market technologies or products that are more effective or commercially attractive than MicroIslet's products, and other risks detailed from time to time in MicroIslet's most recent filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. MicroIslet disclaims any intent or obligation to update these forward-looking statements.

Additional information about MicroIslet can be found at http://www.microislet.com.

CONTACT:
          MicroIslet, Inc.
          Michael J. Andrews, Chief Executive Officer
          (858) 657-0287

          Progenitor Cell Therapy, LLC
          George S. Goldberger, Chief Business & Financial Officer
          (201) 883-5314